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Exhibit 4.25

ESCROW AGREEMENT

This Escrow Agreement (the "Agreement") is made on                        2004

BETWEEN:

(1)	AMARIN CORPORATION PLC (registered in England and Wales under number 2353920) whose registered office is 7 Curzon Street, London W1J 5HG ("Amarin");
(2)	BELSAY LIMITED (registered in the Isle of Man under number 085021C) whose registered office is at 1st Floor, 28 Victoria Street, Douglas, Isle of Man IM1 2LE ("Belsay"); and
(3)	SIMCOCKS TRUST LIMITED (registered in the Isle of Man) whose registered office is at First Floor, 28 Victoria Street, Douglas, Isle of Man IM1 2LE (the "Escrow Agent").
RECITALS
(A)
Pursuant to the terms of the Share Purchase Agreement of 9 July 2004, as amended and restated on 9 September 2004 (the "Purchase Agreement") between, inter alia, Belsay and Amarin, Amarin has allotted and issued 2,572,500 ordinary shares of 5 pence each to the Escrow Agent as nominee, on trust or otherwise for Belsay ("Escrow Shares");
(B)	Except for the interests granted herein, Belsay is the beneficial owner of the Escrow Shares; and
(C)
Belsay has agreed (i) to secure the payment and performance of its obligations for any claims arising under the Purchase Agreement or the Tax Deed (collectively, "Escrow Losses") and (ii) to place certain restrictions on its ability to transfer Escrow Shares by entering into this Agreement.
NOW THIS DEED witnesses as follows:
1.	INTERPRETATION
1.1	Unless the context otherwise requires, all capitalised terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.
1.2	In this Agreement, unless the context requires otherwise:
"Agent Loss" has the meaning ascribed to it in the Clause 18;
"Bank" means Royal Bank of Scotland International, Royal Bank House, 2 Victoria Street, Douglas, Isle of Man, sort code 16-58-80 where the Escrow Account has been opened;
"Claim Notice" has the meaning ascribed to it in Clause 7.1;
"Claim Amount" has the meaning ascribed to it in Clause 7.1;
"Escrow Account" means the multi-currency account in the name of "Simcocks Trust Limited re Belsay Escrow" at the Bank;
"Escrow Fund" has the meaning ascribed to it in Clause 3.5;
"Escrow Fund Value" means the value of the Escrow Fund, from time to time, as determined by the Escrow Agent in accordance with Clause 14;
"Escrow Losses" has the meaning ascribed to it in the Recitals;
"Escrow Release Date" means the first Business Day after expiration of the Final Period;

"Escrow Shares" has the meaning ascribed to it in the Recitals;
"Estimated Amount" has the meaning ascribed to it in Clause 7.1;
"Expert" has the meaning ascribed to it in Clause 7.3;
"Final Judgement" has the meaning ascribed to it in Clause 8.1;
"Final Period" means the period beginning on the day after the expiry of the Third Period and ending on the date that is 90 days after the expiry of the Third Period;
"Final Period Permitted Number" has the meaning ascribed to it in Clause 12.1;
"First Period" means the period beginning on the date of this Agreement and ending on the date that is 90 days from the date of this Agreement;
"Legal Expenses Amount" means the amount of invoiced legal expenses of Belsay in connection with the negotiation and drafting of the Purchase Agreement up to a maximum aggregate amount of $100,000;
"Legal Expenses Right" has the meaning ascribed to it in Clause 9.1;
"LER Shares" means those Escrow Shares, if any, sold pursuant to the Legal Expenses Right;
"New Shares" has the meaning ascribed to it in the Clause 6.2;
"Other Currency" has the meaning ascribed to it in the Clause 4.2;
"Party" means a party to this Agreement and shall include its successors in title, permitted assignees and permitted transferees and "Parties" shall be construed accordingly;
"Purchase Agreement" has the meaning ascribed to it in the Recitals;
"Relevant Claim" has the meaning ascribed to it in Clause 7.1;

"Relevant Exchange Rate" means the spot rate of exchange (the closing mid point) using U.S. dollars for the purchase of one pound sterling in the London foreign exchange market as reported in the Financial Times, London edition, on the next following day for each of the days referred to in Clause 14 provided that if such rate is less than 1.6 dollars per pound sterling, the Relevant Exchange Rate will be deemed to be 1.6 and in the event that such rate is greater than 2.0 dollars per pound sterling, the Relevant Exchange Rate will be deemed to be 2.0;
"Remaining Escrow Shares" means the number of Escrow Shares in the Escrow Fund, from time to time;
"Reply Notice" has the meaning ascribed to it in Clause 7.2;
"Reserved Account" has the meaning ascribed to it in Clause 7.4;
"Reserved Amount" has the meaning ascribed to it in Clause 7.4;
"Second Period" means the period beginning on the day after the expiry of the First Period and ending on the date that is 90 days after the expiry of the First Period;
"Second Period Permitted Number" has the meaning ascribed to it in Clause 10.1;
"sell" means sell, transfer, charge or otherwise dispose of any interest;
"Settlement Amount" has the meaning ascribed to it in Clause 8.1;
"Third Period" means the period beginning on the day after the expiry of the Second Period and ending on the date that is 90 days after the expiry of the Second Period;

"Third Period Permitted Number" has the meaning ascribed to it in Clause 11.1; and
"Valuation Time" has the meaning ascribed to it in Clause 14.1.
2.	DEPOSIT OF ESCROW AMOUNT
2.1
Pursuant to Clause 6.3(b) of the Purchase Agreement, Amarin shall deposit those Initial Consideration Shares to be issued to Belsay pursuant to the Purchase Agreement with the Escrow Agent on the Completion Date to be held on the terms set forth in this Agreement. For the avoidance of doubt, no Ordinary Shares other than the Initial Consideration Shares and the New Shares shall be deposited with the Escrow Agent under this Agreement.
3.	TREATMENT DURING ESCROW PERIOD
3.1
All cash amounts in the Escrow Fund shall be deposited in the Escrow Account(s) on terms that they shall not be subject to any right of set-off or claim which any institution with which any amounts in the Escrow Fund are held may have from time to time against any of Belsay or Amarin and the Escrow Agent from time to time.
3.2	The Escrow Agent shall not transfer or release any amounts in the Escrow Fund, except as provided in this Agreement.
3.3	Any bank or other charges arising on the Escrow Account shall be met in equal proportion by Amarin and Belsay.
3.4
Any payment under this Agreement shall be made to the account specified in writing by the Parties hereto. Payment to such an account (or compliance with any other mode of payment agreed by the relevant Party) shall be a full and sufficient discharge to the Party authorising payment out of the Escrow Account(s) by the payee in respect of the relevant payment obligation.
3.5
The Parties confirm that (a) the Escrow Shares, New Shares and any funds received upon the sale of Escrow Shares (including, for the avoidance of doubt, the New Shares) are to be held by the Escrow Agent on the terms of this Agreement and (b) agree to deliver to the Escrow Agent any and all other documents which the Escrow Agent may reasonably deem necessary to achieve such purposes. The Escrow Shares and any funds received upon the sale of the Escrow Shares in accordance with this Agreement, including, for the avoidance of doubt, the New Shares, and all interest earned on any of the foregoing, are referred to collectively herein as the "Escrow Fund".
3.6
The beneficial interest in cash amounts and Escrow Shares in the Escrow Fund belongs to Belsay and it shall be entitled to direct the Escrow Agent as to how any votes or other rights deriving from the Escrow Shares shall be exercised, except that neither Belsay nor the Escrow Agent shall dispose of the Escrow Shares otherwise than in accordance with this Agreement. For the avoidance of doubt, subject to Clause 14.6 nothing in this Agreement shall prevent Belsay from providing an irrevocable undertaking to any third party in respect of an Offer.
4.	AGREEMENT TO HOLD ESCROW SHARES
4.1
The Escrow Agent shall hold cash amounts and the Escrow Shares in the Escrow Fund in escrow as collateral for the Escrow Losses until the Escrow Agent is required to release such amounts and the Escrow Shares in accordance with the terms of this Agreement. The Escrow Agent agrees to hold the Escrow Fund on and subject to the terms and conditions of this Agreement.

4.2
Belsay acknowledges that the Escrow Agent may be required to sell the Escrow Shares subject to and on the terms of this Agreement. On receipt of the proceeds of any such sale by the Escrow Agent, if such proceeds are not in pounds sterling (the "Other Currency"), the Escrow Agent shall take written instructions from Belsay as to whether the proceeds shall be converted into pounds sterling or remain in the Other Currency. If the proceeds are to remain in the Other Currency, the same shall be deposited in the Escrow Account. If the proceeds are to be converted into pounds sterling, they shall be converted by the Bank on instruction from the Escrow Agent and the same shall be deposited in the Escrow Account. The Escrow Agent shall have no liability for any loss arising from or related to any such conversion or investment, or to any revocation by Belsay of a written instruction to convert such proceeds, or any other conversion or investment of the Escrow Fund in accordance with the terms of this Clause 4.2.
4.3
Amarin and Belsay acknowledge and agree that, in connection with any sale of the Escrow Shares, the Escrow Agent may, upon written instruction to sell all or any of the Escrow Shares from either (i) Amarin and Belsay jointly or (ii) Belsay alone, in each case in accordance with the terms of this Agreement, instruct a broker to effect the sale of the appropriate number of Escrow Shares in accordance with the Agreement.
5.	RELEASE OF ESCROW FUND
5.1	Save as provided elsewhere in this Agreement, the Escrow Agent shall not sell any Escrow Shares nor release all or any part of the Escrow Fund unless it receives one of the following:
(a) a joint written instruction executed by both Amarin and Belsay;
(b) in respect of any Relevant Claim, evidence of a Final Judgement;
(c) a written instruction executed by Belsay pursuant to Clauses 9, 10, 11 or 12 (as the case may be); or
(d) a written instruction executed by Amarin pursuant to Clause 7.2, 7.3 or 8.1.
(each an "Instructing Document").
5.2	If the Escrow Agent receives an Instructing Document under Clause 5.1 it shall comply strictly with any instructions contained therein.
5.3
If the Escrow Agent receives an Instructing Document under Clause 5.1(b) it shall as soon as reasonably practicable transfer to Amarin cash in the amount equal to the Settlement Amount (or if the aggregate value of cash in the Escrow Fund is less than the Settlement Amount, transfer to Amarin or, in the case of the Escrow Shares, to such person as Amarin may nominate, an amount of Escrow Shares (valued in accordance with Clause 14) and cash equal to the Settlement Amount.
6.	PROTECTION OF ESCROW FUND
6.1	The Escrow Agent shall hold and safeguard the Escrow Fund during the term of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.
6.2
Any of Amarin's ordinary shares or other securities issued or distributed by Amarin (including, but not limited to, shares issued upon a stock dividend or split) ("New Shares") in respect of Escrow Shares which have not been released from the Escrow Fund shall be deposited with the Escrow Agent and added to the Escrow Fund and become a part thereof. Any reference to "Escrow Shares" shall subsequently include any such New Shares.
6.3	Any interest earned on the Escrow Fund shall be added to the Escrow Fund and become a part thereof.

7.	PRE-ESTIMATE OF RELEVANT CLAIMS
7.1
In the event that Amarin determines that it has a valid claim under the Purchase Agreement or the Tax Deed (a "Relevant Claim"), Amarin shall give Belsay and the Escrow Agent written notice thereof ("Claim Notice"), specifying (in reasonable detail) the matter which gives rise to the Relevant Claim, the nature of the Relevant Claim and containing its reasonable estimate of Belsay's potential liability in respect of the Relevant Claim ("Estimated Amount").
7.2
Upon receipt of a Claim Notice, Belsay shall, within 20 Business Days, serve written notice upon Amarin and the Escrow Agent ("Reply Notice") stating whether or not Belsay agrees that the Relevant Claim represents a valid claim under the Purchase Agreement or Tax Deed as the case may be, and, if it does so agree, whether the Estimated Amount is a fair estimate of Belsay's potential liability in relation to the Relevant Claim. If Belsay (a) agrees that the Relevant Claim represents a valid claim under the Purchase Agreement or Tax Deed as the case may be, and that the Estimated Amount is a fair estimate of Belsay's potential liability or (b) fails to serve a Reply Notice within 20 Business Days, then without prejudice to the final determination of the amount of the Relevant Claim, the Estimated Amount, for the purposes of this Agreement only, shall be deemed to be amount of the liability under the Relevant Claim (the "Claim Amount"); and Belay and Amarin jointly (in the case of (a) above) or Amarin only (in the case of (b)), shall so notify the Escrow Agent of the Claim Amount to be placed into a separate account pursuant to Clause 7.4.
7.3
If Belsay serves a Reply Notice within 20 Business Days stating that it does not believe that the Relevant Claim represents a valid claim under the Purchase Agreement or Tax Deed as the case may be, and/or that the Estimated Amount is not a fair estimate of Belsay's potential liability in relation thereto, then Amarin and Belsay shall negotiate in good faith to come to a common understanding. In the event that Amarin and Belsay are unable to agree within 20 Business Days of service of the Reply Notice, then the matter or matters constituting the Relevant Claim shall be referred for resolution to an expert ("Expert"), being a barrister in the United Kingdom of more than 10 years' call to be agreed between Amarin and Belsay or, in the absence of such agreement, determined by the President of the Law Society of England and Wales on the application of either Amarin or Belsay. The Expert shall determine whether Amarin has a valid claim under the Purchase Agreement or Tax Deed as the case may be, and, if it does, make an estimate of Belsay's potential liability in respect of such Relevant Claim. Upon the Expert's determination being made, such amount, if any, shall be deemed to be the Claim Amount in respect of such Relevant Claim and Amarin shall notify the Escrow Agent of the Claim Amount to be placed into a separate Escrow Account pursuant to Clause 7.4. The determination by the Expert (acting as an expert and not as an arbitrator) shall be final and binding as to the amount of the Claim Amount for the purposes of this Agreement but shall be without prejudice to the final determination of the amount of the Relevant Claim pursuant to the Purchase Agreement. The Expert's costs shall be paid by Amarin if either (y) the Expert determines that the Relevant Claim does not constitute a valid claim under the Purchase Agreement or Tax Deed, as the case may be, or (z) the Expert's determination of the Claim Amount is less than the Claim Amount set forth in Amarin's Claim Notice, otherwise the Expert's costs shall be borne equally by Amarin and Belsay.
7.4
The Escrow Agent shall in accordance with Clause 7.2 place into a separate account (the "Reserved Account") cash in an amount equal to the Claim Amount notified to it in writing by Amarin and Belsay (or if the aggregate value of cash in the Escrow Fund is less than the Claim Amount, an amount of Escrow Shares (valued in accordance with Clause 14) and cash from the Escrow Fund, if any, equal to the Claim Amount (such Escrow Shares and cash, if any, the "Reserved Amount")).

7.5
All amounts in the Reserved Account shall be disbursed to Belsay on the later of (a) the Escrow Release Date and (b) 3 months after a Claim Notice (which was given before the Escrow Release Date) has been given if no legal proceedings by Amarin in respect thereof have been commenced (but not before), provided that if Amarin commences action in respect of a Relevant Claim which was given before the Escrow Release Date within three months after the related Claim Notice was given, the Reserved Amount shall remain in the Reserved Account until a Final Judgement is made in respect of such Relevant Claim or such Relevant Claim is settled by Amarin and Belsay or dismissed and the Reserved Amount shall then be dealt with in accordance with Clause 8.
7.6	For the avoidance of doubt, the provisions of Clauses 9, 10, 11 and 12 (other than in respect of the Legal Expense Right) shall not apply to any amounts in the Reserved Account.
8.	PAYMENTS FROM ESCROW FUND
8.1
If, prior to the Escrow Release Date (or after the Escrow Release Date in respect of any Claim Notice filed before the Escrow Release Date, if legal proceedings in respect thereof have been commenced and are continuing), Amarin becomes entitled by the written agreement of Belsay or the order or judgment of any court of competent jurisdiction in respect of which no appeal may be made to a higher court or in respect of which the time permitted for any such appeal has expired (each a "Final Judgment") to the payment of any sum (the "Settlement Amount") from Belsay in respect of any claim under the Purchase Agreement or the Tax Deed, then Amarin will send a written instruction to the Escrow Agent providing it with evidence of the Final Judgement and the Settlement Amount satisfactory to the Escrow Agent and instructing the Escrow Agent to:
(a) transfer cash (from the Reserve Account, in the first instance) equal to the Settlement Amount to a bank account notified to the Escrow Agent in writing by Amarin; or
(b)
in the event that there is insufficient cash in the Escrow Fund, to transfer Escrow Shares (valued in accordance with Clause 14) from the Escrow Fund (from the Reserve Account, in the first instance) equal to the Settlement Amount (valued in accordance with Clause 14), less the value of the cash, to a bank account notified to the Escrow Agent in writing by Amarin or, in the case of the Escrow Shares, to such person as Amarin may nominate.
8.2
Any transfer of Escrow Shares and cash, if any, to Amarin pursuant to Clause 8.1 in respect of a Relevant Claim shall constitute full and final settlement of Belsay's total liability under the Purchase Agreement in respect of that Relevant Claim.
9.	THE FIRST PERIOD
9.1
Belsay shall not sell any Escrow Shares during the First Period and Belsay shall not instruct the Escrow Agent to effect any sale of any Escrow Shares during the First Period and the Escrow Agent shall not sell any Escrow Shares during the First Period without a joint written instruction from Amarin and Belsay so to do, provided that Belsay may instruct the Escrow Agent to sell such number of Escrow Shares as on the date of such sale have an aggregate value of not greater than the Legal Expenses Amount and any funds received from such sale shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay forthwith (the "Legal Expenses Right").

9.2	In the event that Belsay wishes to sell any Escrow Shares which it is permitted to sell pursuant to Clause 9.1, it shall give written notice to the Escrow Agent (with a simultaneous copy to Amarin) of its intention and the Escrow Agent shall promptly sell such shares in accordance with the provisions of Clause 13.
10.	THE SECOND PERIOD
10.1
Belsay may instruct the Escrow Agent to sell up to an aggregate of 643,125 Escrow Shares, plus any New Shares related to such 643,125 Escrow Shares, on its behalf (collectively, the "Second Period Permitted Number") during the Second Period and the Escrow Agent shall comply with any such instruction. For the avoidance of doubt, save in connection with the unexercised Legal Expenses Right referred to below, Belsay shall not sell more than the Second Period Permitted Number during the Second Period, shall not instruct the Escrow Agent to effect any sale of more than the Second Period Permitted Number and the Escrow Agent shall not sell more than the Second Period Permitted Number during the Second Period without a joint written instruction from Amarin and Belsay so to do. To the extent that Belsay has not exercised the Legal Expenses Right fully in the First Period, it may do so in the Second Period.
10.2
In the event that Belsay wishes to sell any Escrow Shares which it is permitted to sell pursuant to Clause 10.1, it shall give written notice to the Escrow Agent (with a simultaneous copy to Amarin) of its intention and the Escrow Agent shall promptly sell such shares in accordance with the provisions of Clause 13. Following the completion of the sale of any Escrow Shares pursuant to this Clause 10.2 (other than LER Shares, which shall be released without restriction) ten per cent. of the funds received in respect of such sale shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay forthwith and the remaining funds received in respect of such sale shall be added to the Escrow Fund. Following the addition of such funds, in the event that the amount of cash in the Escrow Fund is greater than the $3,500,000 then any cash in the Escrow Fund in excess of this amount shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay forthwith.
11.	THE THIRD PERIOD
11.1
Belsay may instruct the Escrow Agent to sell up to an aggregate 1,285,250 Escrow Shares, plus any New Shares related to such 1,285,250 Escrow Shares, on its behalf (less any Escrow Shares sold in the Second Period (other than pursuant to the Legal Expenses Right)) (collectively, the "Third Period Permitted Number") during the Third Period and the Escrow Agent shall comply with any such instruction. For the avoidance of doubt, save in connection with the unexercised Legal Expenses Right referred to below, Belsay shall not sell more than the Third Period Permitted Number of Escrow Shares during the Third Period, shall not instruct the Escrow Agent to effect any sale of more than the Third Period Permitted Number of Escrow Shares and the Escrow Agent shall not sell more than the Third Period Permitted Number of Escrow Shares during the Third Period without a joint written instruction from Amarin and Belsay so to do. To the extent that Belsay has not exercised the Legal Expenses Right fully in the First Period or the Second Period it may do so in the Third Period.

11.2
In the event that Belsay wishes to sell any Escrow Shares which it is permitted to sell pursuant to Clause 11.1 it shall give written notice to the Escrow Agent (with a simultaneous copy to Amarin) of its intention and the Escrow Agent shall promptly sell such shares in accordance with the provisions of Clause 13. Following the completion of the sale of any Escrow Shares pursuant to this Clause 11.2 (other than LER Shares, which shall be released without restriction) ten per cent. of the funds received in respect of such sale shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay forthwith and the remaining funds received in respect of such sale shall be added to the Escrow Fund. Following the addition of such funds, in the event that the amount of cash in the Escrow Fund is greater than the $3,500,000 then any cash in the Escrow Fund in excess of this amount shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay forthwith.
12.	THE FINAL PERIOD
12.1
Belsay may instruct the Escrow Agent to sell up to an aggregate of 1,929,375 Escrow Shares, plus any New Shares related to such 1,929,375 Escrow Shares, on its behalf (less any Escrow Shares sold in the Second Period and the Third Period (other than pursuant to the Legal Expenses Right)) (collectively, the "Final Period Permitted Number") during the Final Period and the Escrow Agent shall comply with any such instruction. For the avoidance of doubt, save in connection with the Legal Expenses Right referred to below, Belsay shall not sell more than the Final Period Permitted Number of Escrow Shares during the Final Period, shall not instruct the Escrow Agent to effect any sale of more than the Final Period Permitted Number of Escrow Shares and the Escrow Agent shall not sell more than the Final Period Permitted Number of Escrow Shares during the Final Period without a joint written instruction from Amarin and Belsay so to do. To the extent that Belsay has not exercised the Legal Expenses Right fully in the First Period, the Second Period or the Third Period it may do so in the Final Period.
12.2
In the event that Belsay wishes to sell any Escrow Shares which it is permitted to sell pursuant to Clause 12.1 it shall give written notice to the Escrow Agent (with a simultaneous copy to Amarin) of its intention and the Escrow Agent shall promptly sell such shares in accordance with the provisions of Clause 13. Following the completion of the sale of any Escrow Shares pursuant to this Clause 12.2 (other than LER Shares, which shall be released without restriction) ten per cent. of the funds received in respect of such sale shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay forthwith and the remaining funds received in respect of such sale shall be added to the Escrow Fund. Following the addition of such funds, in the event that the amount of cash in the Escrow Fund is greater than $3,500,000 then any cash in the Escrow Fund in excess of this amount shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay forthwith.
12.3
Subject to the provisions of Clause 7.5, all cash amounts and Escrow Shares in the Escrow Fund as at 12.01 am, London time, on the Escrow Release Date shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay.
12.4
For the purposes of Clause 7.4 any Relevant Claim which, as at the date of the first Business Day after the expiry of the Final Period, is the subject of a Claim Notice but in respect of which the Claim Amount has not been agreed or determined, Amarin's Estimated Amount shall be treated as the Claim Amount, but only to the extent that Amarin timely complies with the provision of Clause 7.
12.5	For the avoidance of doubt, any Escrow Shares not sold in accordance with Clauses 9, 10, 11 and 12 shall remain in the Escrow Fund until released in accordance with Clause 12.3 or 7.5.

13.	MANNER OF SALE OF ESCROW SHARES

Notwithstanding any other provisions of this Agreement in the event that the Escrow Agent is instructed to sell any Escrow Shares it shall do so such that any sale shall be effected through brokers selected by Belsay and in such manner as the brokers of Amarin (from time to time) may specify with a view to the maintenance of an orderly market in the shares of Amarin.
14.	VALUATION OF THE ESCROW SHARES AND THE ESCROW FUND
14.1	The Escrow Agent shall carry out a valuation of the Escrow Shares and the Escrow Fund at the times (each a "Valuation Time") specified in this Agreement.
14.2	For the purposes of such determination, the value of the Escrow Shares shall be an amount equal to S where:

S equals the number of Remaining Escrow Shares on the Valuation Time multiplied by (i) the average of the closing price in U.S. dollars of one Ordinary Share as traded on the Nasdaq National SmallCap Market or the Nasdaq National Market (or other applicable market or service) (and as represented by ADSs) on the five trading days up to and including the last trading day prior to the Valuation Time divided by (ii) the Relevant Exchange Rate on the Valuation Time; and
14.3	For the purposes of such determination, the Escrow Fund Value shall be an amount equal to A where:
A equals S plus C;
S has the value specified in Clause 14.2; and
C equals the amount of cash in the Escrow Fund on the Valuation Time.
14.4
In determining the value of the Escrow Shares or the Escrow Fund Value the decision of the Escrow Agent shall (save in the case of manifest error) be final and binding. In determining the value of the Escrow Shares or the Escrow Fund Value the Escrow Agent shall be acting as expert and not arbitrator. The cost of the Escrow Agent in determining the Escrow Fund Value shall be met by Amarin.
14.5
If any dispute shall arise as among the Parties in connection with calculation of the value of the Escrow Shares or the Escrow Fund Value, an Expert shall be appointed in the manner specified in Clause 7.3, and the Expert's costs shall be allocated among the Parties as the Expert shall determine.

14.6	Offer for Amarin

In the event that a general offer made by a third party to all shareholders of Amarin to acquire all the ordinary shares of Amarin, other than any such shares which were already owned by such third party (an "Offer") becomes unconditional in all respects all cash amounts in the Escrow Fund shall be transferred to a bank account notified to the Escrow Agent in writing by Belsay forthwith and any Escrow Shares in the Escrow Fund shall be transferred to Belsay forthwith provided that (i) in the event that at the time the Offer becomes unconditional (the "Relevant Time") any cash amount and/or Escrow Shares have been transferred to a Reserved Account in accordance with the terms of this Agreement such cash and/or Escrow Shares shall not be so released and the provisions of this agreement (other than as to release of such cash and/or Escrow Shares to Belsay pursuant to this Clause 14.6) shall continue to apply to such cash and Escrow Shares and (ii) in the event that a Claim Notice has been served at the Relevant Time but cash and/or Escrow Shares have not yet been transferred into a Reserved Account in respect of the Relevant Claim, no cash or Escrow Shares shall be released to Belsay in accordance with this Clause unless the provisions of Clause 7 have been complied with in respect of the Relevant Claim and, following such compliance, any cash or Escrow Shares not transferred into a Reserved Account in respect of such Relevant Claim shall be released to Belsay in accordance with the terms of this Clause and any cash amount and/or Escrow Shares which are transferred to a Reserved Account in respect of such Relevant Claim in accordance with the terms of this Agreement shall not be so released (except in accordance with Clause 7.5) and the provisions of this agreement (other than as to release of such cash and/or Escrow Shares to Belsay pursuant to this Clause 14.6) shall continue to apply to such cash and Escrow Shares.
15.	ACTIONS OF ESCROW AGENT
15.1
The Escrow Agent shall not be responsible or liable for the sufficiency or correctness as to form, manner of execution or validity of any instrument deposited with it. The Escrow Agent may assume, in the absence of manifest evidence to the contrary, that all signatures appearing on executed documents are genuine and valid. The Escrow Agent shall have no liability for actions taken by it in accordance with any notice, certificate, request or instruction appearing, in the absence of manifest evidence to the contrary, to be validly given to it in accordance with or pursuant to this Agreement. In the event that conflicting claims or demands with respect to the Escrow Fund are made, or if Amarin or Belsay dispute any instruction given by the other, the Escrow Agent shall, without liability to any Party and after giving notice of such conflicting demands to Amarin and Belsay withhold performance until such conflicting claims have been resolved in accordance with this Agreement. If any controversy arises between Amarin and Belsay or between those Parties and any third person, the Escrow Agent shall not be required to determine the controversy or to take any action with respect to the controversy, and the Escrow Agent shall suspend taking any action until such controversy has been resolved in accordance with this Agreement. The Escrow Agent shall have no liability to any Party in the event it suspends taking action due to a controversy.

15.2
The Escrow Agent shall be under no duty to institute or defend any proceeding unless the subject of any proceeding is part of its duties hereunder. In addition to the foregoing, in the event of any dispute between the Parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made upon any of the Consideration Shares, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such dispute shall continue or such doubt shall exist. The Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all Parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) all differences and doubt shall have been resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The rights of the Escrow Agent under this Clause are cumulative of all other rights which it may have by law or otherwise.
16.	POWERS AND LIABILITY OF ESCROW AGENT
16.1
The Escrow Agent shall be obliged to make all payments as and when provided in this Agreement and shall not be liable to anyone in respect of the operation of the Escrow Account unless such liability arises as a result of a breach by the Escrow Agent of the terms of this Agreement or fraud, negligence or wilful default on the part of the Escrow Agent (or the Escrow Agent's agents or employees).
16.2
The determination of the Escrow Agent as to whether an event or condition has occurred, has been met or satisfied, or whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with such provision has been furnished to it, or as to whether a particular act or course of conduct is desirable, shall not subject it to any claim, liability or obligation whatever even if it shall be found to be undesirable or incorrect, provided only that the Escrow Agent has made that determination in good faith and have not been guilty of negligence or wilful misconduct in making that determination. In particular, (but without limiting the generality of the foregoing), the Escrow Agent shall not be liable to Amarin or Belsay for any failure to maximise the amount of interest or other amounts earned on all or part of the Escrow Amount unless such failure arises as a result of a breach by the Escrow Agent of this Agreement or fraud, negligence or wilful default on the part of the Escrow Agent (or the Escrow Agent's agents or employees).
16.3
The Escrow Agent shall be entitled to rely on, and shall be protected in acting upon, and shall be entitled to treat as genuine and as the document it purports to be, any letter, paper or other document furnished to it by Belsay or Amarin, and believed by the Escrow Agent, acting reasonably, to be genuine and to have been signed and presented by the proper Party or Parties. Without prejudice to the foregoing the Escrow Agent shall not be under any duty to make any enquiries unless a failure to do so would constitute negligence or wilful misconduct.
16.4
If at any time the Escrow Agent shall in its opinion receive conflicting notices, claims, demands or instructions, or if for any other reason it shall in good faith be unable to determine the Party or Parties entitled to receive any part of the Escrow Amount, the Escrow Agent may at its election refuse to make any payment and may retain the amount in question in their possession until it has received instructions in writing confirmed by all interested Parties or until directed by a final order or judgment of a court of competent jurisdiction from which no appeal has been or can be taken. It shall then deal with the Escrow Amount in accordance with such instructions or such order.

16.5
The Escrow Agent may execute any of its duties under this Agreement through agents, custodians, nominees, officers or employees and shall be entitled to rely upon the advice of professional legal advisers as to those duties. The Escrow Agent may consult with professional legal advisers selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such professional legal advisers. The Escrow Agent shall be under no duty to consider the validity, effectiveness of genuineness of this Agreement or of the Asset Purchase Agreement and shall be entitled to assume that they are valid, effective, and genuine in what they purport to be.
16.6
Notwithstanding anything contained in this Agreement to the contrary, the Escrow Agent shall not have any liability or obligation whatever with respect to funds, amounts or payments not in fact received by the Escrow Agent, whether or not due or payable under the Purchase Agreement or this Agreement, or any funds lost through the default or failure of the bank chosen to hold the Escrow Account.
17.	FEES OF ESCROW AGENT
The reasonable fees, costs and expenses of the Escrow Agent shall be met in equal proportion by Amarin and Belsay.
18.	INDEMNIFICATION

Amarin and Belsay shall jointly and severally indemnify the Escrow Agent for, and hold it harmless against, any loss, liability, damage, judgement, fine, penalty, claim or expense incurred by the Escrow Agent ("Agent Loss") arising out of or in connection with its execution and acceptance of its duties under this Agreement and its administration of this Agreement, including the costs and expenses of defending itself against any Agent Loss, unless such Agent Loss shall have been determined by a court of competent jurisdiction to be a result of the Escrow Agent's gross negligence or intentional misconduct. The foregoing provisions shall not be determinative, however, of any rights or legal remedies between Belsay and Amarin.
19.	TERMINATION; RESIGNATION OF ESCROW AGENT

This Escrow Agreement shall terminate upon the earlier of (i) the mutual agreement of Amarin and Belsay and (ii) disbursement of all of the Escrow Shares and all other proceeds of the Escrow Fund. Notwithstanding the resignation or replacement of the Escrow Agent, the provisions of Clause 3 hereof shall survive resignation or replacement of the Escrow Agent and remain in full force and effect.
20.	RESIGNATION AND REMOVAL

The Escrow Agent may resign as such following the giving of 30 days' prior written notice Amarin and Belsay. Similarly, the Escrow Agent may be removed and replaced following the giving of 30 days' prior written notice to be given to the Escrow Agent jointly by Belsay and Amarin. In either event, the duties of the Escrow Agent shall terminate 30 days after the date of such notice (or such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the Escrow Fund then in its possession to such successor escrow agent as shall be appointed by the Parties hereto as evidenced by a written notice filed with the Escrow Agent. If the Parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of 30 days following the date of any notice of resignation or removal, then the acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief, and any such resulting appointment shall be binding upon all the Parties hereto.

21.	NOTICES

Any request, communication, or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by recognised overnight or international courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the Party receiving notice as set forth below. Any Party hereto may by notice so given change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (i) upon confirmation of delivery, if sent by facsimile and (ii) upon delivery, if sent by recognised overnight or international courier service or personal delivery or on the succeeding Business Day (meaning a day on which clearing banks are open for the full range of banking business) in the place where the notice is received if the notice is received there on any day which is not a Business Day or after 4.30pm on a Business Day.
	(a)	If to Amarin:
7 Curzon Street London W1J 5JG England Attn: Jonathan Lamb Telephone No: (020) 7907 2440 Facsimile No: (020) 7499 9004
with copies (which shall not constitute notice) to:
Nicholson Graham & Jones 110 Cannon Street London EC4N 6AR England Attn: Owen E Waft Telephone No: (020) 7648 9000 Facsimile No: (020) 7648 9001
	(b)	If to Belsay:
Ridgeway House Ridgeway Street Douglas Isle of Man IM99 1PY Attn: Nigel McGowan Telephone No: 01624 690 300 Facsimile No: 01624 690 333

with copies (which shall not constitute notice) to:
Hogan & Hartson LLP 8300 Greensboro Drive Suite 1100 McLean, Virginia 22102 United States Attn: Brian J. Lynch Telephone No: 703 610 6100 Facsimile No: 703 610 6200
(c) If to the Escrow Agent:
•
Attn: • Telephone No: • Facsimile No: •
22.	INTERPRETATION
22.1
The validity, construction, interpretation and enforcement of this Agreement shall be determined and governed by the laws of England and the Parties hereto agree to submit to the exclusive jurisdiction of the English Courts as regards any dispute that may arise hereunder.
22.2
The invalidity or unenforceability of any provision of this Agreement or the invalidity or unenforceability of any provision as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or the applicability of such provision, as the case may be.
22.3	All rights of the Parties contained herein shall be cumulative.
23.	AMENDMENT
This Agreement may only be amended by a deed of variation executed by Amarin and Belsay and also by the Escrow Agent to the extent an amendment impacts in a material fashion Clause 15, 16 or 17.
24.	COUNTERPARTS
This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.
25.	CURRENCY

All references to "dollars" herein shall refer to the lawful currency of the United States of America. All references to "£", "pounds" or "pounds sterling" shall refer to the lawful currency of the United Kingdom.
26.	TRANSFER OF INTERESTS

Subject to the provisions of this Agreement permitting sale, Belsay shall not sell its beneficial interest in any Escrow Shares prior to the distribution of such Escrow Shares in accordance with this Agreement.

IN WITNESS WHEREOF the Parties have executed this Escrow Agreement as a deed the day and year first before written.

EXECUTED AND DELIVERED AS A DEED by AMARIN CORPORATION PLC acting by:
Signature of Director
Print name of Director
Signature of Director/Secretary
Print name of Director/Secretary

EXECUTED AND DELIVERED AS A DEED by BELSAY LIMITED acting by:
Signature of Director
Print name of Director
Signature of Director/Secretary
Print name of Director/Secretary

EXECUTED AND DELIVERED AS A DEED by [ESCROW AGENT] acting by:
Signature of Director
Print name of Director
Signature of Director/Secretary
Print name of Director/Secretary

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ESCROW AGREEMENT